Exhibit 12.1

SunTrust Banks, Inc.

Ratio of Earnings to Fixed Charges

(In thousands)

					Year Ended December 31
	2003		2002		2001		2000		1999		1998
Ratio 1 - including deposit interest
Earnings:
Income before income taxes and extraordinary gain	$1,909,138		$1,823,324		$2,029,440		$1,919,556		$1,695,657		$1,498,306
Fixed charges	1,490,092		1,932,209		3,065,973		3,775,173		2,852,180		2,784,251

Total	$3,399,230		$3,755,533		$5,095,413		$5,694,729		$4,547,837		$4,282,557

Fixed charges:
Interest on deposits	$771,631		$1,117,296		$1,812,385		$2,452,919		$1,626,132		$1,644,229
Interest on funds purchased and securities sold under agreements to repurchase	106,174		140,463		412,218		651,235		749,561		634,086
Interest on other short-term borrowings	33,511		14,062		63,359		97,903		79,521		127,800
Interest on long-term debt	537,223		619,667		739,012		534,924		359,538		340,664
Portion of rents representative of the interest factor (1/3) of rental expense	41,553		40,721		38,999		38,192		37,428		37,472

Total	$1,490,092		$1,932,209		$3,065,973		$3,775,173		$2,852,180		$2,784,251

Earnings to fixed charges	2.28	x	1.94	x	1.66	x	1.51	x	1.59	x	1.54	x
Ratio 2 - excluding deposit interest
Earnings:
Income before income taxes and extraordinary gain	$1,909,138		$1,823,324		$2,029,440		$1,919,556		$1,695,657		$1,498,306
Fixed charges	718,461		814,913		1,253,588		1,322,254		1,226,048		1,140,022

Total	$2,627,599		$2,638,237		$3,283,028		$3,241,810		$2,921,705		$2,638,328

Fixed charges:
Interest on funds purchased and securities sold under agreements to repurchase	$106,174		$140,463		$412,218		$651,235		$749,561		$634,086
Interest on other short-term borrowings	33,511		14,062		63,359		97,903		79,521		127,800
Interest on long-term debt	537,223		619,667		739,012		534,924		359,538		340,664
Portion of rents representative of the interest factor (1/3) of rental expense	41,553		40,721		38,999		38,192		37,428		37,472

Total	$718,461		$814,913		$1,253,588		$1,322,254		$1,226,048		$1,140,022

Earnings to fixed charges	3.66	x	3.24	x	2.62	x	2.45	x	2.38	x	2.31	x